                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

We consent to the references to our firm under the captions 'Summary Historical and Pro Forma Financial Data,' 'Selected Historical Financial Data,' and 'Experts' and to the use of our report dated March 23, 1998 (except for the matters discussed in the last paragraph of Notes 13 and 17, as to which the date is April 24, 1998) with respect to the combined financial statements and schedule of Graham Packaging Group included in the Registration Statement (Form
S-4, No. 333-     ) and related Prospectus of Graham Packaging Company, GPC
Capital Corp. I, Graham Packaging Holdings Company and GPC Capital Corp. II, dated May 26, 1998.

                                          /S/ ERNST & YOUNG LLP

Harrisburg, Pennsylvania
May 22, 1998